EXHIBIT 23.2

CONSENT OF

PARENTE RANDOLPH, LLC,

INDEPENDENT AUDITORS

[Parente Randolph, LLC Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Post-effective Amendment No. 2 to Registration Statement No. 333-45668 on Form S-1 of Fidelity D & D Bancorp, Inc., filed with the Securities and Exchange Commission on Form S-3, and the related prospectus of Fidelity D & D Bancorp, Inc., for the registration of 100,000 shares of common stock. We also consent to the incorporation by reference therein of our report dated January 28, 2005, with respect to the consolidated financial statements of Fidelity D & D Bancorp, Inc., which report is included in Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ PARENTE RANDOLPH, LLC

Wilkes-Barre, Pennsylvania
July 1, 2005